Investor Contact: Carlos Alberini               Media Contact: Wendi Kopsick
                  Sr. Vice President & CFO                     Jim Fingeroth
                  Footstar, Inc                                Kekst and Company
                  (201) 760-4008                               (212) 521-4800


                              FOR IMMEDIATE RELEASE

                      FOOTSTAR ANNOUNCES RESTRUCTURING PLAN

       -Expects to Meet Fourth Quarter and Fiscal Year Earnings Estimates,
                        Excluding Restructuring Charges-


MAHWAH, NEW JERSEY, January 13, 1999--Footstar, Inc. (NYSE:FTS) today announced a restructuring plan designed to increase profitability in its two footwear businesses and generate greater long-term value for shareholders. The primary components of the plan include closing approximately 30 under-performing Footaction stores, reconfiguring Footaction merchandise assortments and refining store layouts to place greater emphasis on better-performing, higher-potential categories, and exiting Meldisco's Central European business. In conjunction with these actions, Footstar will record pre-tax, non-recurring charges of $34.4 million ($22.7 million after taxes), in the fourth quarter of fiscal 1998. This will include restructuring charges, inventory markdowns and asset impairment charges.

Mickey Robinson, Chairman and Chief Executive Officer, commented, "Several months ago we initiated an analysis of our business to identify steps to enhance productivity and address underperforming areas of our operations. By taking the actions announced today, we expect to increase Footstar's profitability and long-term value by exiting those operations that do not contribute meaningfully to our bottom line and focusing on opportunities that offer the greatest potential. As we pursue our strategies, we continue to have the benefit of Meldisco's strong cash-generating power and the Company's solid balance sheet."

Following a review of Footaction's store base, the Company has determined it will close approximately 30 stores that have not met performance targets. The closings are expected to take place over the course of 1999. In addition, recognizing the recent aggressive square footage growth by several athletic footwear retailers, including Footaction, the Company will scale back expansion plans for Footaction and be more selective in converting smaller stores to the large-store prototype. The Company now plans to complete a total of 20 to 30 new store openings and conversions in 1999 versus its previous plan of 50 to 70 new stores and conversions.

At the same time, the Company plans to adjust Footaction merchandise assortments and make refinements in store layout at approximately 150 of the Company's larger Footaction stores, to refocus on categories offering higher profit potential. A primary component of this effort will be to place footwear, including women's and children's merchandise, in more highly visible positions in the stores, while improving the productivity of the space dedicated to apparel categories. In conjunction with these plans, the Company will make refinements in store fixturing and layout to highlight key product categories and increase the sales pace of footwear merchandise through improved displays.

The third major element of the restructuring consists of exiting Meldisco's European business, through which the Company operates 20 leased footwear departments in Tesco stores in the Czech and Slovak republics, Hungary and Poland. The Company concluded that, based on current returns in this business and the need for significant infrastructure investment to support future growth, it will wind down its European business prior to the 1999 Christmas selling season.

"All in all, these steps will strengthen Footstar's operations, complement other actions we have taken to enhance productivity and provide for increased profitability in the years ahead. We have two excellent businesses with industry-leadership positions, and we intend to maximize their potential over the long term. We will also continue to pursue strategic opportunities to grow our business, while maintaining a strict eye on cost control," Mr. Robinson concluded.

The Company also said today that it expects to meet current analysts' estimates for the fourth fiscal quarter and the fiscal year ended January 2, 1999, excluding the impact of the restructuring charges announced today. The consensus estimates for the fourth quarter and the year are approximately $0.56 and $2.17, respectively.

Over the past year, Footstar has implemented several initiatives to increase operating efficiencies. These include consolidating the Company's distribution networks and establishing shared accounting operations for both the Meldisco and Footaction businesses. In addition, Meldisco implemented a new inventory management system that has improved inventory flow and turnover and Footaction intends to take similar steps. Lastly, the Company is in the process of implementing Shareholder Value Management company-wide.

As of January 2, 1999, Footstar operated 572 Footaction stores, which sell branded athletic footwear and apparel, and 2,538 Meldisco leased footwear departments.

Except for the historical information contained herein, this release includes forward looking statements, specifically including those relating to the Company's earnings expectations for the fourth quarter and fiscal year. These statements involve risks and uncertainties that may cause actual results to differ from those expressed in any of the forward looking statements. Actual final results for the year and quarter could differ depending on a number of factors including accounting adjustments made during the course of closing the year. Such risks and uncertainties include, but are not limited to, uncertainties related to the effect of competitive products and pricing, consumer demand for footwear, unseasonable weather, consumer acceptance of our merchandise mix and retail locations, the availability of products, and the other risks detailed in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update forward looking statements to reflect events or circumstances after the date such statements were made.